Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated February 28, 2023, relating to the consolidated financial statements of Apollo Global Management, Inc. and the effectiveness of Apollo Global Management, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apollo Global Management, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 14, 2023